UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     July 6, 2005

ART TECHNOLOGY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-26679 (Commission File Number)	04-3141918 (IRS Employer Identification No.)

25 First Street, Cambridge, Massachusetts (Address of Principal Executive Offices)	02141 (Zip Code)

Registrant’s telephone number, including area code:    (617) 386-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On July 6, 2005, Julie M.B. Bradley accepted our offer letter to become our new chief financial officer. The offer letter provided that Ms. Bradley will receive an annual salary of $230,000 and be eligible for a potential on target bonus of $80,000 annually. For 2005, this bonus potential is prorated to $40,000, of which $30,000 is guaranteed. In addition, the offer letter provides that Ms. Bradley will be granted an option to purchase 250,000 shares of our common stock on the date her employment starts, with an exercise price equal to the closing price of our common stock on the date of grant and vesting over four years. Upon a change of control, 50% of Ms. Bradley’s unvested options will become vested. Furthermore, if Ms. Bradley’s position is terminated without cause or significantly reduced in scope within 12 months of such change of control, she will be eligible to continue to receive her base salary for six months.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On July 11, 2005, we announced that Julie M.B. Bradley has been appointed as our new chief financial officer. A copy of the press release we issued on July 11, 2005 announcing Ms. Bradley’s appointment is attached as exhibit 99.1 and incorporated herein by reference.

     Ms. Bradley has been appointed by our board of directors as our senior vice president, chief financial officer, treasurer and secretary, effective as of July 18, 2005, the date that Ms. Bradley will begin her employment with us. From April 2000 to June 2005, Ms. Bradley has been employed by Akamai Technologies, Inc., most recently as its vice president of finance. From January 1993 to April 2000, she was an accountant at Deloitte & Touche LLP. Ms. Bradley is 36 years old.

     The terms of Ms. Bradley’s employment are described in Item 1.01 above and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits

Number	Title

99.1	July 11, 2005 press release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ART TECHNOLOGY GROUP, INC.

Date: July 11, 2005	By:	/s/ Robert D. Burke

Robert D. Burke President and Chief Executive Officer

Exhibit Index

Number	Title

99.1	July 11, 2005 press release